BMKR, LLP
Certified Public Accountants

1200 Veterans Memorial Hwy., Suite 350	T 631-293-5000
Hauppauge, New York 11788	F 631-234-4272
www.bmkr.com
Thomas G Kober, CPA	Charles W. Blanchfield, CPA (Retired)
Alfred M. Rizzo, CPA	Bruce A. Meyer, CPA (Retired)
Joseph Mortimer, CPA

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation the audit report for Prosperity Systems Inc. for the years ended December 31, 2014 and 2013 of our reports dated May 25, 2016 included in its Registration Statement on Form S-1 (No.8) dated July 27, 2016 relating to the financial statements and financial statement schedules for the two years ended December 31, 2014 and 2013 listed in the accompanying index.

BMKR LLP

BMKR LLP

Hauppauge,NY

July 27, 2016

 Member American Institute of Certified Public Accounts

Member Public Company Accounting Oversight Board